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                                                                   EXHIBIT 10.47



May 23, 2001

Mr. Robert C. Salisbury
3252 Walter Travis Drive
Sarasota, FL 34240

Dear Mr. Salisbury:

This letter is to confirm our mutual understanding with respect to the terms and conditions under which you agree to provide Viragen Inc. ("Viragen"), directly or through its subsidiaries, affiliated and associated companies, with services in a consulting capacity during the period beginning June 1, 2001 and ending May 31, 2004 (hereinafter referred to as the "CONSULTING PERIOD"), it being understood that this CONSULTING PERIOD may be extended by mutual agreement in writing.

5. "Consulting capacity" herein means that you will provide VIRAGEN with the full benefit of your knowledge, experience and skill with respect to strategic planning, questions, collaborations or partnering arrangements in pharmaceutical and/or biotech related projects. It is anticipated that you will initially focus your efforts on VIRAGEN's oncology related projects.

6. VIRAGEN acknowledges that other clients may use your consulting services and it is understood and agreed that you are not to disclose to VIRAGEN any confidential information of other parties, including past and present clients. VIRAGEN will rely upon your ethical judgment to avoid conflicts of interest. It is understood and agreed that during the CONSULTING PERIOD you shall not consult for other parties regarding the same subject matter set forth above for the consulting capacity covered by this Agreement.

7. You will make yourself available to VIRAGEN from time-to-time for consulting services in the consulting capacity stated herein.

8.       VIRAGEN agrees to compensate you as follows:

         a)       Reimbursement of actual expenses incurred.

         b) Warrant grants to purchase VIRAGEN, Inc. common stock upon meeting of the following milestones identified and sourced through your efforts:

                  i) 10,000 shares upon the delivery of an agreed plan of action from the development and collaboration of the three oncology projects.

                  ii) 50,000 shares upon the signing of a definitive licensing/collaboration agreement with a pharmaceutical or biotech partner.

                  iii) 25,000 shares upon the Viragen's receipt of the first $1 million in aggregate milestone, licensing fees and/or equity investments from the pharmaceutical or biotech partner.

                  iv) 25,000 shares upon the Viragen's receipt of the second $1 million in aggregate milestone, licensing fees and/or equity investments from the pharmaceutical or biotech partner.


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Robert C. Salisbury
Consulting Agreement
May 23, 2001
Page 2 of 3 Pages



         c) The warrants shall have an exercise price equal to 115% of the fair market value of the Viragen stock upon the date of the grant and would expire five years from the date of the grant. The warrants will be exercisable 50% one year after the date of grant, 50% two years after the date of the grant.

5. During the discussions leading up to this Agreement and during the CONSULTING PERIOD and any extensions thereof you have acquired and will acquire from VIRAGEN information which VIRAGEN considers to be proprietary and confidential, for example, information with respect to materials, compounds, formulations, samples, processes, methods, apparatus, operations and present and future plans of VIRAGEN. You agree to keep confidential and not to use, except in connection with services in a consulting capacity provided VIRAGEN, all such information, as well as all information developed by you as a result of your services to VIRAGEN under this Agreement, and not to divulge any such information to others at any time. Upon termination of this Agreement or at any other time VIRAGEN requests, you will transmit to VIRAGEN any written, printed or other materials embodying such information, including all copies, excerpts thereof, and samples given to you or prepared by you in connection with your work for VIRAGEN under this Agreement. These obligations on your part with respect to VIRAGEN information shall continue at all times beyond the CONSULTING PERIOD and any extensions thereof.

         Notwithstanding the above, this Agreement shall not restrict your use or disclosure of information which:

         a)       is or later becomes publicly known through no fault of yours;

         b) was already known to you other than as a result of any existing fiduciary capacity with VIRAGEN as evidenced by your written records at the time of its receipt from VIRAGEN; or

         c) is lawfully and in good faith made available to you without restriction on disclosure or use by a third party.

         Specific information disclosed to you by VIRAGEN shall not be deemed to be available to the public or in your prior possession merely because it is embraced by more general information available to the public or in your prior possession.

6. Any and all information, inventions and discoveries, whether or not patentable, which you develop, conceive and/or make:

         a) within the CONSULTING PERIOD and any extensions mutually agreed upon and which are related to any questions or problems with respect to which VIRAGEN has utilized your services under this Agreement, and/or

         b) as a result of confidential information received from VIRAGEN, shall be the sole and exclusive property of VIRAGEN. You will, upon request of VIRAGEN, promptly execute any and all applications, assignments or other instruments which VIRAGEN shall deem necessary or useful in order to apply for and obtain patent protection worldwide for said inventions and discoveries, and in order to assign and convey to VIRAGEN the sole and exclusive right, title and interest in and to said inventions and discoveries and patent applications and patents thereon. VIRAGEN will bear the costs of preparation and filing of all said patent applications.


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Robert C. Salisbury
Consulting Agreement
May 23, 2001
Page 3 of 3 Pages



7. While providing services for VIRAGEN in a consulting capacity you will be acting as an independent contractor and not as an employee or agent of VIRAGEN and you will not be entitled to any of the benefits, direct or indirect, of an employee of VIRAGEN.

8. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of Florida, USA.

9. The parties agree that all works created pursuant to this Agreement are deemed to be assigned to VIRAGEN, including all copyrights throughout the world. You agree to execute any documents deemed necessary by VIRAGEN to record said assignments. You shall also secure for VIRAGEN the assignment of copyrights in any work created by others pursuant to this Agreement, and shall notify VIRAGEN prior to commencing any activity toward creation if the copyright of any such work cannot be secured. The parties agree that all works made for hire under this Agreement shall vest in VIRAGEN.

10. VIRAGEN will not be liable for any loss, injury or damage incurred by you or by a third party as a result of your performance of the services, including any loss, injury or damage resulting from the negligent or willful act or omission by you. You shall indemnify and hold VIRAGEN harmless from any liability, loss, cost, and expense (including attorneys' fees and costs) incurred by VIRAGEN as a result of your breach of this agreement, negligence or willful misconduct. This obligation shall survive the expiration or earlier termination of this agreement.

If the foregoing terms and conditions meet with your understanding and approval, please show your acceptance and agreement by signing this letter in duplicate at the place indicated below.

Very truly yours,

VIRAGEN, INC.




By: /s/ Gerald Smith                     By: /s/ Robert C. Salisbury
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    Gerald Smith                             Robert C. Salisbury
    Chairman & CEO                           Title:
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